Exhibit 10.2

ASSIGNMENT AND SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

This Assignment and Second Amendment to Employment Agreement is entered into by and among Heska Corporation, a Delaware corporation (“Heska”), Diamond Animal Health, Inc., an Iowa corporation and wholly-owned subsidiary of Heska (“Diamond”), and Michael J. McGinley, Ph.D. (“Employee”), dated effective as of August 4, 2011 (this “Second Amendment”), and amends the Employment Agreement dated as of May 1, 2000 and as amended as of January 1, 2008 (the “Employment Agreement”), between Diamond and  Employee.  Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Employment Agreement.

RECITALS

A.           The parties hereto desire for the Employment Agreement to be assigned by Diamond to Heska, for Heska to assume the Employment Agreement from Diamond, and for Employee to acknowledge and consent to such assignment and assumption as provided in this Second Amendment.

B.           In connection with the assignment and assumption of the Employment Agreement, the parties hereto also desire to amend the Employment Agreement to the extent set forth herein.

C.           Section 10 of the Employment Agreement contemplates that the Employment Agreement is assignable and that it shall be binding upon and inure to the benefit of the successors and assigns of the parties.

D.           The Employment Agreement permits the parties to modify the Employment Agreement in writing, signed by both parties, and Employee and Diamond, with the consent of Heska, have agreed to modify the Employment Agreement to the extent set forth in this Second Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, including Employee’s employment with Heska, the receipt and sufficiency of which are hereby acknowledged, Employee, Heska and Diamond  hereby agree as follows:

1.           Diamond hereby assigns, conveys and transfers to Heska all of its right, title and interest in and to the Employment Agreement, and Heska, with its principal place of business at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, hereby assumes from Diamond all of Diamond’s right, title and interest in and to the Employment Agreement.  From and after the date hereof, Diamond shall have no further obligations to Employee under the Employment Agreement, as amended by this Second Amendment, or otherwise.  Employee hereby acknowledges and consents to the assignment by Diamond and assumption by Heska of the Employment Agreement.  Heska hereby consents to the amendments to the Employment Agreement contained in this Second Amendment.  All references to “Company” in the Employment Agreement, as amended by this Second Amendment, shall be deemed from and after the date hereof to refer to Heska.

2.           Section 2 of the Employment Agreement is amended and restated in its entirety to read as set forth below:

Duties and Responsibilities.  Employee shall serve as President and Chief Operating Officer of Company, with such duties and responsibilities as may be assigned to him from time to time by the Chief Executive Officer of the Company and/or the Board of Directors of the Company, and with such on-going daily duties and responsibilities as are typically entailed in such position.  The Chief Executive Officer and/or the Board of Directors shall be entitled to change such title, duties, and responsibilities from time to time, in their discretion.  Employee shall devote his full time and energies to such duties.

3.           Section 3 of the Employment Agreement is amended and restated in its entirety to read as set forth below:

Compensation.  Company shall pay Employee as compensation for services rendered under this Agreement, a “base salary” per year, the amount of which initially shall be $265,000, which may be increased from time-to-time by Company in its discretion.  If for any reason during any given year, Employee does not work an entire year, other than normal vacations as provided hereunder, the compensation will be prorated to compensate only for the actual time worked.

4.           Subsection 6(c)(iv) of the Employment Agreement is amended and restated in its entirety to read as set forth below:

In the event that severance pay is due to Employee as a result of the “involuntary termination” of his employment without “cause” due to a “change of control”, Employee will be paid one (1) year’s “base salary” at the rate in effect immediately prior to termination in twelve equal monthly installments (subject to all applicable taxes and other deductions), with the first such installment due 15 days after the date of such termination and with the following eleven installments due no later than monthly thereafter on Company’s then regular payroll dates.  The Company will also pay the employer contribution and administrative cost of the health insurance premiums for the medical and dental insurance coverage previously maintained by the Company for Employee and his eligible dependents during this one year period or until Employee is provided or obtains medical and dental insurance coverage by another employer or entity, whichever first occurs.  Employee shall also be entitled to the immediate vesting as of the effective date of termination of all outstanding equity incentive awards granted to Employee by the Company prior to the effective termination date.

5.           Subsection 6(c)(v) of the Employment Agreement is hereby deleted in its entirety and in its stead the following new Section 11 shall be inserted into the Employment Agreement, which shall read in its entirety as set forth below:

11.	409A.

(a)
General.  It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be construed accordingly.  To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

(b)
Severance Pay; Separate Payments.  Each payment or benefit made pursuant to Section 6 of this Agreement shall be deemed to be a separate payment for purposes of Code Section 409A.  Such payments or benefits shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

(c)
Definitions.  For purposes of this Agreement, phrases such as “termination of employment” shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder.

(d)
Failsafe 6-Month Delay.  If Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Employee’s “separation from service” that, absent the application of this Section 11(d), would be subject to the additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Employee’s “separation from service,” or (ii) Employee’s death.

(e)
Reimbursements.  To the extent that any taxable reimbursement or in-kind benefit provided for hereunder is deferred compensation not otherwise exempt from the requirements of Code Section 409A, such taxable reimbursement or in-kind benefit shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  Taxable reimbursements or in-kind benefits in any one calendar year shall not affect the taxable reimbursements or in-kind benefits eligible for reimbursement or to be provided in any other calendar year.  No taxable reimbursement or in-kind benefit may be subject to liquidation or exchange for any other benefit.

6.           All other terms and conditions of the Employment Agreement shall remain in full force and effect.  This Second Amendment, together with the Employment Agreement, contains all the terms and conditions agreed upon by the parties hereto regarding the subject matter hereof and thereof.  All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Second Amendment or the Employment Agreement not expressly set forth in this Second Amendment or the Employment Agreement are of no force or effect.

7.           Any waiver, alteration or modification of any of the terms of this Second Amendment or the Employment Agreement shall be valid only if made in writing and signed by the parties to this Second Amendment who or which intend to be bound by the terms of any such waiver, alteration or modification, it being acknowledged and agreed upon that future amendments to the Employment Agreement, as amended hereby, need only be agreed upon between Heska, as assignee of the rights of Diamond under the Employment Agreement, and Employee.

8.           This Second Amendment may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one and the same document.  This Second Amendment to the extent signed and delivered by facsimile or other electronic means will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment effective as of the day and year first above written.

HESKA CORPORATION

By:  /s/ Robert B. Grieve
Robert B. Grieve, Ph.D.
Chairman of the Board and Chief Executive Officer

DIAMOND ANIMAL HEALTH, INC.

By:   /s/ Michael A. Bent
Michael A. Bent
Treasurer

EXECUTIVE

 /s/ Michael J. McGinley
 Michael J. McGinley, Ph.D.
 President and Chief Operating Officer